Exhibit 99.1

iBio, Inc. closes $4.2 million public offering and terminates At-the-market offering

Newark, Del., April 29, 2013 -- iBio, Inc. (NYSE MKT: IBIO) announced today that the Company closed an underwritten public offering of 8,925,000 shares of the Company’s common stock and warrants to purchase 3,570,000 shares of the Company’s common stock.  The securities were sold as a unit with each unit consisting of one share of common stock and 4/10ths of a warrant to purchase one share of common stock.  The public offering price of each unit was $.48 resulting in gross proceeds of approximately $4,284,000 before underwriting discounts and other expenses.  iBio plans to use proceeds of the offering for working capital, including further development of iBio’s product candidates and proprietary technology, business development and for other general corporate purposes.  Roth Capital Partners acted as sole manager for the offering.

The Company also announced today that it terminated its previously disclosed “at-the-market” equity offering (“ATM”) program before selling any shares of common stock pursuant to the ATM program.

The units described above were offered by iBio pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).  A prospectus supplement relating to the offering also was filed with the SEC.  Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. Additionally, iBio is developing select product candidates that have been derived from the iBioLaunch platform.  The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants.  The iBioModulator platform is complementary to the iBioLaunch platform and is designed to significantly improve vaccine products with both higher potency and greater duration of effect.  The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as lack of available capital, intellectual property protection issues, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the company’s Reports filed with the SEC.

Contacts:
Robert Erwin, President
iBio, Inc.
302-355-2335
rerwin@ibioinc.com